SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

AMENDMENT NO. 3

Registration Statement Under

THE SECURITIES ACT OF 1933

UNITED CANNABIS CORPORATION

 (Exact name of registrant as specified in charter)

Colorado	8742	46-5221947
(State or other jurisdiction	(Primary Standard Classi-	(IRS Employer
of incorporation)	fication Code Number)	I.D. Number)

1600 Broadway, Suite 1600
Denver, CO 80202

(303) 386-7104

(Address and telephone number of principal executive offices)

1600 Broadway, Suite 1600

Denver, CO 80202

(Address of principal place of business or intended principal place of business)

Earnest Blackmon

1600 Broadway, Suite 1600
Denver, CO 80202

(303) 386-7104

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado  80203

303-839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common stock (2)
Total	5,000,000	$2.00	$10,000,000	$1,160

(1)

Offering price computed in accordance with Rule 457(c).

(2)

Represents shares issuable to Tangiers Global, LLC under an Investment Agreement.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of Amendment 3 to this registration statement is to file an updated accountants’ consent.

PART II

Information Not Required in Prospectus

Item 13.

Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$1,160
Blue Sky Fees and Expenses	1,000
Legal Fes and Expenses	25,000
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	2,840
TOTAL	$35,000

All expenses other than the SEC filing fee are estimated.

Item 14.

Indemnification of Officers and Directors

The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.

Recent Sales of Unregistered Securities.

On February 27, 2014 we sold Paul Enright, our former President, 40,000,000 shares of our common stock for $50,000.

On March 21, 2014 we declared a stock dividend of three shares of common stock for each share of common stock outstanding as of March 19, 2014.

On March 26, 2014 we cancelled 41,690,000 previously outstanding shares of our common stock and collectively issued 38,690,000 shares of common stock to Earnest Blackmon, Chad Ruby and Tony Verzura in consideration for a license to use intellectual property.

On August 25, 2014 we issued 40,000 shares of common stock, valued at $88,000, as consideration for a 50% ownership interest in Cannibinoid Research and Development Company Limited.

Common Stock Sold for Cash

On March 26, 2014, we sold 600,000 Units for $900,000 to 45 accredited investors. Each Unit consisted of one share of our common stock, two A Warrants and three B Warrants. Each A Warrant entitled the holder to purchase one share of our common stock at a price of $7.50 per share during the two year period commencing April 1, 2014.  Each B Warrant entitles the holder to purchase one share of our common stock at a price of $15.00 per share during the three year period commencing April 1, 2014.

Common Stock Issued For Warrant Outstanding

On February 10, 2015 we issued 621,000 shares of our common stock, valued at $987,390, to Typenex Co-Investment, LLC in exchange for the return of a warrant we issued to Typenex on August 13, 2014.

Common Stock Issued For Services

During the past three years we issued 1,454,549 shares of our common stock to sixteen persons for services, valued at approximately $816,000, provided to us.

Item 16.

Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit	Description
2	Plan of Merger dated April 10, 2014 (1)
3.1	Articles of Incorporation (2)
3.2	Bylaws (3)
4.1	Warrant issued to Sláinte Ventures, LLC (12)
4.2	Non-Qualified Stock Option Plan (13)
4.3	Stock Bonus Plan (14)
5	Opinion of Counsel (15)
10.1	License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby dated March 26, 2014 (4)
10.2	Asset Assignment and Purchase Agreement dated March 31, 2014 (5)
10.3	(Reserved)
10.4	Assignment of Debt Agreement, dated March 24, 2016, by and between Buckingham Group Limited, WeedMD Rx Inc. and United Cannabis Corporation (6)
10.5	Promissory Note, dated April 6, 2016, payable to Earnest Blackmon (7)
10.6	Promissory Note, dated April 6, 2016, payable to Tony Verzura (8)
10.7	Agreement with Cannibinoid Research and Development Company Limited (15)
10.8	Agreement with WeedMD RX, Inc. (15)
10.9	Agreement with Harborside Health Center (15)
10.10	Agreements with Blue River, Inc. (15)
10.11	Agreement with Cherubim Interests, Inc. (15)
10.12	Investment Agreements with Tangiers Global, LLC (15)
16.1	Letter from Cutler & Co. LLC addressed to SEC, dated November 13, 2015 (9)
16.2	Letter from Pritchett, Siler & Hardy, P.C. addressed to SEC, dated April 25, 2016 (10)
21	Subsidiaries (11)
23.1	Consent of Attorneys (15)
23.2	Consent of Accountants

———————

(1)

Incorporated by reference to Appendix A of the Registrant’s Definitive Schedule 14C dated April 11, 2014, filed on April 11, 2014.

(2)

Incorporated by reference to Exhibit 3.4 to the Registrant’s 10-K report filed on April 15, 2015.

(3)

Incorporated by reference to Exhibit 3.5 to the Registrant’s Form 10-K filed on April 15, 2015.

(4)

Incorporated by reference to Exhibit 10 to the Registrant’s Form 8-K filed on March 28, 2014.

(5)

Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on April 3, 2014.

(6)

Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on April 5, 2016.

(7)

Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K filed on April 13, 2016.

(8)

Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K filed on April 13, 2016.

(9)

Incorporated by reference to Exhibit 16.1 to the Registrant’s Form 8-K filed on November 16, 2015.

(10)

Incorporated by reference to Exhibit 16 to the Registrant’s Form 8-K filed on April 25, 2016.

(11)

Incorporated by reference to Exhibit 21.1 filed with the Registrant’s 10-K report for the year ended December 31, 2014.

(12)

Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on March 24, 2016.

(13)

Incorporated by reference to Exhibit 4(b) filed with the Registrant’s S-8 Registration Statement (file number 333-215253).

(14)

Incorporated by reference to Exhibit 4(c) filed with the Registrant’s S-8 Registration Statement (file number 333-215253).

(15)

Filed with initial Registration Statement.

Item 17.

Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 10th day of April, 2017.

UNITED CANNABIS CORPORATION

By:	/s/ Earnest Blackmon
Earnest Blackmon, Principal Executive,
Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Earnest Blackmon
Earnest Blackmon	Principal Executive, Financial and Accounting Officer and Director	April 10, 2017

/s/ Chadwick Ruby
Chadwick Ruby	Director	April 10, 2017

/s/ Tony Verzura
Tony Verzura	Director	April 10, 2017